                                                                    Exhibit (11)

                                STEPAN COMPANY
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              For the Three Months Ended March 31, 1998 and 1997
                                   Unaudited

(In Thousands, except per share amounts)                               Three Months
                                                                      Ended March 31
                                                                     1998          1997
                                                                     ----          ----
Computation of  Basic Earnings per Share
----------------------------------------
Net income                                                         $ 5,722       $ 4,477
Deduct dividends on preferred stock                                    224           267
                                                                   -------       -------
Income applicable to common stock                                  $ 5,498       $ 4,210
                                                                   =======       =======

Weighted-average number of shares outstanding                        9,846         9,839

Per share earnings*                                                $ 0.558       $ 0.428
                                                                   =======       =======

Computation of Diluted Earnings per Share
-----------------------------------------

Net income                                                         $ 5,722       $ 4,477
                                                                   =======       =======

Weighted-average number of shares outstanding                        9,846         9,839
Add net shares issuable from assumed exercise of options
  (under treasury stock method)                                        391           276
Add weighted-average shares issuable from assumed conversion of
  convertible preferred stock                                          746           887
                                                                   -------       -------

Shares applicable to diluted earnings                               10,983        11,002
                                                                   =======       =======

Per share diluted earnings*                                        $ 0.521       $ 0.407
                                                                   =======       =======

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*  Rounded


This calculation is submitted in accordance with Regulation S-K, item
601(b)(11).